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                                                                   EXHIBIT 4.2.2



                        FIRST SUPPLEMENTAL INDENTURE

         THIS FIRST SUPPLEMENTAL INDENTURE, dated as of September 15, 1997, is between CAPSTAR BROADCASTING PARTNERS, INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), and U.S. TRUST COMPANY OF TEXAS, N.A., acting as Trustee under the Indenture referred to below (the "Trustee").

                              W I T N E S S E T H:

         WHEREAS, the Company duly authorized the execution and delivery of an indenture dated as of February 20, 1997 (the "Indenture") to provide for the issuance of its 12 3/4% Senior Discount Notes due 2009 (the "Securities") in the principal amount at maturity of $277,000,000;

         WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture amending certain covenants so as to cure certain ambiguities, defects and/or inconsistencies within the Indenture;

         WHEREAS, Section 9.01 of the Indenture authorizes the Company and the Trustee, in accordance with the terms thereof, to enter into a supplement to the Indenture without the consent of the holders of the Securities;

         WHEREAS, the Company has requested the Trustee, and the Trustee has agreed, to join in the execution of this First Supplemental Indenture pursuant to Section 9.01 of the Indenture on the terms and subject to the conditions set forth below; and

         WHEREAS, all acts and things necessary to make this First Supplemental Indenture a valid agreement of the Company according to its terms have been done and performed, and the execution and delivery of this First Supplemental Indenture have in all respects been duly authorized.

         In consideration of the premises, of the purchase and acceptance of the Securities by the holders thereof and of the sum of one dollar duly paid to it by the Trustee at the execution and delivery of these presents, the receipt whereof is hereby acknowledged, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective holders from time to time of the Securities or of any series thereof, as follows:

         1. Amendment to Definition of Leverage Ratio. The first paragraph of the definition of "Leverage Ratio" in Section 1.01 of the Indenture is hereby amended and restated to read as follows:
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                 " "Leverage Ratio" shall mean the ratio of (i) the aggregate outstanding amount of Indebtedness of the Company and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP plus the aggregate liquidation preference of all outstanding Preferred Stock of the Company's Subsidiaries (except Preferred Stock issued to the Company or a Wholly Owned Subsidiary of the Company) on such date less the Accreted Value of the Securities on such date to
         (ii) the Consolidated EBITDA of the Company for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination."

         2.      Amendment to Add Definition of Acquired Preferred Stock.
Section 1.01 of the Indenture is hereby amended to add the following definition between the definitions of "Acquired Indebtedness" and "Affiliate":

                 " "Acquired Preferred Stock" means Preferred Stock of any Person at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries and not issued by such Person in connection with, or in anticipation or contemplation of, such acquisition, merger or consolidation."

         3. Amendment to Section 4.12 of the Indenture. Section 4.12 of the Indenture is hereby amended and restated to read as follows:

                 "The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (other than Permitted Indebtedness) and the Company's Subsidiaries will not issue any Preferred Stock (except Preferred Stock issued to the Company or a Wholly Owned Subsidiary of the Company); provided, however, that the Company and its Subsidiaries may incur Indebtedness and the Company's Subsidiaries may issue shares of Preferred Stock if, in either case, the Company's Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Preferred Stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom is less than 7.0 to 1."

         4.      Amendment to Section 4.13 of the Indenture.  Clause (4) of
Section 4.13 of the Indenture is hereby amended and restated to read as follows:

         "(4) any instrument governing Acquired Indebtedness or Acquired Preferred Stock, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired,"



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         5.      Amendment to Section 4.13 of the Indenture.  Clause (8) of
Section 4.13 of the Indenture is hereby amended and restated to read as follows:

         "(8) any agreement or charter provision evidencing Indebtedness or Preferred Stock permitted under this Indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in such agreement or charter provision are not less favorable to the Company in any material respect as determined in good faith by the Board of Directors of the Company than the provisions relating to such encumbrance or restriction contained in this Indenture, or"





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         IN WITNESS WHEREOF, Capstar Broadcasting Partners, Inc. has caused this Supplemental Indenture to be signed by one of its authorized officers, and U.S. Trust Company of Texas, N.A., as Trustee, has caused this First Supplemental Indenture to be signed by one of its authorized officers, as of the day and year first above written.

                                        CAPSTAR BROADCASTING PARTNERS, INC.


                                        By: /s/ WILLIAM S. BANOWSKY, JR.
                                           -------------------------------------
                                           Name:  William S. Banowsky, Jr.
                                                  ------------------------------
                                           Title: Executive Vice President
                                                  ------------------------------



                                        U.S. TRUST COMPANY OF TEXAS, N.A.,
                                        as Trustee


                                        By: /s/ BILL BARBER
                                           -------------------------------------
                                           Name:  Bill Barber
                                                  ------------------------------
                                           Title:
                                                  ------------------------------





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